UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 14, 2003


                                EQUITY ONE, INC.
             (Exact name of registrant as specified in its charter)


                                     FLORIDA
                 (State of other jurisdiction of incorporation)



            001-13499                                52-1794271
    (Commission File Number)            (I.R.S. Employer Identification No.)


         1696 N.E. MIAMI GARDENS DRIVE, NORTH MIAMI BEACH, FLORIDA 33179
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (305) 947-1664


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

     Equity One, Inc. ("the Company") is filing this Form 8-K, which includes the financial statements of IRT Partners L.P. ("LP") as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, the unaudited condensed financial statements as of September 30, 2003 and for the three and nine month periods ended September 30, 2003, and 2002 and Management's Discussion and Analysis of Financial Condition and Results of Operations of LP, as LP is a non-wholly owned subsidiary that is a co-guarantor of the unsecured senior notes and unsecured revolving credit facility of the Company.

(a) Included are the unaudited condensed financial statements of IRT Partners L.P. as of September 30, 2003 and for the three and nine month periods ended September 30, 2003 and 2002.

(b) Included are the audited financial statements of IRT Partners L.P. as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000.

(a)      FINANCIAL INFORMATION


IRT PARTNERS L.P.
(a limited partnership)
CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
(In thousands)
--------------------------------------------------------------------------------

                                                                                September 30,      December 31,
                                                                                    2003               2002
                                                                                -------------     -------------
                                     ASSETS
PROPERTIES:
   Income producing........................................................        $  185,587        $  173,611
   Less: accumulated depreciation..........................................            (1,938)          (28,945)
                                                                                -------------     -------------
      Properties, net......................................................           183,649           144,666

CASH AND CASH EQUIVALENTS..................................................                12               608

CASH HELD IN ESCROW........................................................                 -             4,033

ADVANCES TO AFFILIATE......................................................                 -            20,866

OTHER ASSETS...............................................................             3,288             2,932
                                                                                -------------     -------------
TOTAL......................................................................        $  186,949        $  173,105
                                                                                =============     =============

                     LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Mortgage notes payable..................................................        $   34,555        $   41,476
   Unamortized premium on mortgage notes payable...........................             4,803                 -
                                                                                -------------     -------------
      Total mortgage notes payable.........................................            39,358            41,476
   Other liabilities.......................................................             3,426             2,208
                                                                                -------------     -------------
         Total liabilities.................................................            42,784            43,684

LIMITED PARTNERS' CAPITAL..................................................            11,161             9,684

COMMITMENTS AND CONTINGENT LIABILITIES

GENEARL PARTNERS' CAPITAL..................................................           133,004           119,737
                                                                                -------------     -------------
TOTAL......................................................................        $  186,949        $  173,105
                                                                                =============     =============

See accompanying notes to the condensed financial statements.

IRT PARTNERS L.P.
(a limited partnership)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002
(UNAUDITED)
(In thousands)
--------------------------------------------------------------------------------

                                                                       For the Period
                                                               --------------------------------
                                        Three Months Ended       January 1,       February 12,       Nine Months Ended
                                          September 30,           2003 to          2003 to             September 30,
                                      ----------------------     February 11,    September 30,     ------------------------
                                        2003         2002          2003              2003             2003          2002
                                      ---------    ---------   --------------------------------    ----------    ----------
REVENUES FROM RENTAL PROPERTIES.....    $ 6,117      $ 5,827         $ 2,783           $ 15,493      $ 18,276      $ 17,993
                                      ---------    ---------   -------------      -------------    ----------    ----------
COSTS AND EXPENSES:
   Property operating expenses......      1,724        1,659             902              4,406         5,308         5,055
   Interest expense.................        591          816             374              1,575         1,949         2,400
   Amortization of deferred
     financing fees.................          -            5               3                  1             4            14
   Rental property depreciation and
     amortization...................        799          982             555              1,949         2,504         2,940
   General and administrative
   expenses.........................         15          261               4                 16            20           853
                                      ---------    ---------    ------------    ---------------    ----------    ----------
       Total costs and expenses.....      3,129        3,723           1,838              7,947         9,785        11,262
                                      ---------    ---------    ------------    ---------------    ----------    ----------
INCOME BEFORE INTEREST INCOME FROM
   AFFILIATES.......................      2,988        2,104             945              7,546         8,491         6,731

INTEREST INCOME FROM AFFILIATES.....          -           76              15                 71            86           234
                                      ---------    ---------    ------------    ---------------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS...      2,988        2,180             960              7,617         8,577         6,956
                                      ---------    ---------    ------------    ---------------    ----------    ----------
DISCONTINUED OPERATIONS:
   Income from operations of sold
     properties.....................          -          196               -                  -             -           625
   Gain (loss) on disposal of
     income producing properties....          -        2,185             (19)                 -           (19)        2,185
                                      ---------    ---------    ------------    ---------------    ----------    ----------
       Total income from
        discontinued operations.....          -        2,381             (19)                 -           (19)        2,810
                                      ---------    ---------    ------------    ---------------    ----------    ----------
NET INCOME..........................    $ 2,988      $ 4,561         $   941           $  7,617       $ 8,558       $ 9,775
                                      =========    =========    ============    ===============    ==========    ==========

See accompanying notes to the condensed financial statements.

IRT PARTNERS L.P.
(a limited partnership)
CONDENSED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2003
(UNAUDITED)
(In thousands)
--------------------------------------------------------------------------------

                                                       General        Limited          Total
                                                      Partner's      Partners'       Partners'
                                                       Capital        Capital         Capital
                                                     -----------    -----------     -----------
Balance, January 1, 2003....................             119,737       $  9,684        $129,421
Cash distributions..........................             (10,173)          (602)        (10,775)
Net income..................................               8,080            478           8,558
Fair value adjustment due to merger.........              15,360          1,601          16,961
                                                     -----------    -----------     -----------
Balance, September 30, 2003.................           $ 133,004       $ 11,161        $144,165
                                                     ===========    ===========     ===========


See accompanying notes to the condensed financial statements.

IRT PARTNERS L.P.
(a limited partnership)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002
(UNAUDITED)
(In thousands)
--------------------------------------------------------------------------------

                                                                                    September 30,
                                                                            ----------------------------
                                                                                 2003           2002
                                                                            ------------    ------------
OPERATING ACTIVITIES:
Net income............................................................          $  8,558        $  9,775
 Adjustments to reconcile net income to net cash provided by operating activities:
     Straight line rent adjustment....................................               (63)           (138)
     Amortization of premium on mortgage notes payable................              (330)              -
     Amortization of deferred financing fees..........................                 4              14
     Rental property depreciation and amortization....................             2,504           2,940
     Depreciation and amortization included in discontinued operations                 -             180
     Loss (gain) on disposal of real estate...........................                19          (2,185)

   Changes in assets and liabilities:
      Increase in other assets........................................              (376)         (1,305)
      Increase in other liabilities...................................             1,218           1,514
                                                                            ------------    ------------

Net cash provided by operating activities.............................            11,534          10,795
                                                                            ------------    ------------
INVESTING ACTIVITIES:
   Additions to and purchases of properties...........................            (1,197)         (4,756)
   Proceeds from disposal of properties...............................                 -           6,513
   Decrease in cash held in escrow....................................             4,033               -

                                                                            ------------    ------------
Net cash provided by investing activities.............................             2,836           1,757
                                                                            ------------    ------------
FINANCING ACTIVITIES:
   Repayments of mortgage notes payable...............................            (6,921)           (585)
   Payment of deferred financing costs................................                 -             (58)
   Advances from (to) affiliate, net..................................             2,730          (3,398)
   Cash contributions.................................................                 -           1,946
   Cash distributions paid............................................           (10,775)        (10,252)
                                                                            ------------    ------------

Net cash used in financing activities.................................           (14,966)        (12,347)
                                                                            ------------    ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................              (596)            205

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......................                608             500
                                                                            ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............................           $     12        $    705
                                                                            ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest, net of amount capitalized.................           $  2,306        $  2,373
                                                                            ============    ============

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   The Company merged with IRT and the assets and liabilities of LP were restated to fair value as follows:
      Fair value of assets acquired..................................           $191,173
      Assumption of liabilities and mortgage notes payable...........            (41,524)
      Fair value adjustment of mortgage notes payable................             (5,133)
                                                                            ------------
      Partners' capital..............................................           $144,516
                                                                            ============

See accompanying notes to the condensed financial statements.

IRT PARTNERS L.P.
(a limited partnership)
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 and 2002
(UNAUDITED)
(in thousands)

1.   ORGANIZATION AND IRT PROPERTY COMPANY MERGER

     IRT Partners L.P. ("LP"), a Georgia limited partnership, was formed on July 15, 1998 in order to enhance the acquisition opportunities of its general partner through a downREIT structure. This structure offers potential sellers the ability to make a tax-deferred transfer of their real estate properties in exchange for partnership units ("OP Units") of LP.

     On February 12, 2003, Equity One, Inc. (the "Company" or "Successor") completed a statutory merger with IRT Property Company ("IRT" or "Predecessor"), LP's general partner. As a result of the merger, the Company acquired from IRT the general partnership interests in LP. The Company now owns approximately 94.4% of LP's partnership interests. As a result of the substantial change in ownership from this transaction, "push-down" accounting has been applied to LP's financial statements, assets and liabilities of LP have been restated to fair value in the same manner as IRT's assets and liabilities were recorded by the Companyas as a result of the merger. Although the fair values assigned to the identifiable tangible and intangible assets and liabilities of LP are preliminary as LP is evaluating the fair values and allocation of costs, management does not believe that any future adjustment would have a material effect on LP's financial position or results of operations.

     The results of operations for the three and nine-month periods ended September 30, 2002 and for the period from January 1, 2003 through February 11, 2003 have been recorded based on the historical values of the assets and liabilities of LP prior to the merger. For the period from February 12, 2003 through September 30, 2003, the results of operations have been recorded under the fair values assigned to the assets and liabilities after the Company's merger with IRT.

     LP is obligated to redeem each OP Unit held by a person other than the Company, at the sole request of such limited partner, for cash equal to the fair market value of a share of the Company's common stock at the time of such redemption. However, the Company may elect, at its option, to acquire any such OP Unit presented for redemption for one common share of the Company's stock or cash.

     At September 30, 2003, LP owns 23 neighborhood and community shopping centers located in Florida, Tennessee, Georgia and North Carolina. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores, national value retailers and department stores.

2.   BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared by LP's management in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (the "SEC"). Accordingly, these unaudited condensed financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results of operations for the three and nine-month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year. These unaudited condensed financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Form 10-Q and the audited financial statements and related footnotes for the year ended December 31, 2002 included in the Current Report of Equity One, Inc. on Form 8-K filed with the SEC on November 14, 2003.

     The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

3.   RENTAL PROPERTIES

     Income producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of pre-development and certain direct and indirect costs of development. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and that it is probable that LP will be able to proceed with the project. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.

     Income producing properties are individually evaluated for impairment when conditions exist that may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a property is less than its historical net cost basis. Upon determination that a permanent impairment has occurred, LP records an impairment charge equal to the excess of historical cost basis over fair value. In addition, LP writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.

     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

        Land improvements           40 years
        Buildings                   30-40 years
        Building improvements       5-40 years
        Tenant improvements         Over the terms of the related lease
        Equipment                   5-7 years

     Acquisitions of properties are accounted for using the purchase method and, accordingly, the results of operations are included in LP's results of operations from the respective dates of acquisition. The Company uses various valuation methods to allocate the purchase price of acquired property between land, buildings and improvements, equipment, and other identifiable intangibles such as lease origination costs and acquired leases and any debt assumed. LP's allocation of the purchase prices for the acquisitions consummated during 2003 is preliminary and is subject to change.

4.   MORTGAGE NOTES PAYABLE

     Mortgage notes payable are collateralized by real estate investments. These notes have stated interest rates ranging from 7.02% to 9.1875% and are due in monthly installments with maturity dates ranging from 2009 to 2015. LP, upon the merger of IRT and the Company, recorded a premium on the mortgage notes of $5,133.

5.   INCOME TAXES

     No federal or state income taxes are reflected in the accompanying condensed financial statements because LP is a partnership and its partners are required to include their respective share of profits and losses in their income tax returns.

6.   DISPOSITIONS

     LP has adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, and has included the operations of properties sold and held for sale, as well as the gain on sale of sold properties, as discontinued operations for all periods presented. LP expects to reclassify historical operating results whenever necessary in order to comply with the requirements of SFAS No. 144.

     The following table reflects the properties being reported in discontinued operations for the three and nine-month periods ended September 30, 2002 (there have been no dispositions during 2003):

           Property                 Location            Date Sold    Square Feet     Sales Price      Gain (Loss)
     -----------------------    ------------------    ------------  ------------    ------------     ------------
     Forest Hills Centre*       Wilson, NC               9/25/02          74,180         $ 6,850          $ 2,185
     Asheville Plaza            Asheville, NC            11/4/02          49,800             950              733
     Lawrence Commons*          Lawrenceburg, TN        12/12/02          52,295           4,219            1,252
                                                                    ------------    ------------     ------------
        Total.....................................................       176,275        $ 12,019          $ 4,170
                                                                    ============    ============     ============

     *During  first  quarter  2003,   additional   expenses  totaling  $19  were
recognized as a loss under discontinued operations relating to these properties.

7.   RECENT ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 is effective for fiscal years beginning after May 15, 2002. LP adopted SFAS No. 145 as of July 2002 and will reflect any gains (losses) from extinguishment of debt as part of ordinary income.

     In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee's of Indebtedness of Other's (an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies. It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether or not the guarantor receives separate identifiable consideration (i.e., a premium). LP adopted the new disclosure requirements, which are effective beginning with 2002 calendar year-end financials. FIN 45's provisions for initial recognition and measurement are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on LP's financial statements.

     In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), an interpretation of ABR 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, variable interest entities ("VIE"), and how to determine when and which business enterprises should consolidate the VIE. In addition, FIN 46 requires both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The transitional disclosure requirements will take effect almost immediately and are required for all financial statements issued after January 31, 2003. The consolidated provisions of FIN 46 are effective immediately for variable interests in VIEs created after January 31, 2003. For variable interests in VIEs created before February 1, 2003, the provisions of FIN 46 are effective for the first interim or annual period ending after December 15, 2003. LP is not a party to any VIE's.

     In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which clarifies the accounting and reporting for derivative instruments, including derivative instruments that are embedded in contracts. This statement is effective for contracts entered into or modified after June 30, 2003. LP adopted this pronouncement beginning July 1, 2003. The adoption of SFAS No. 149 did not have a material impact on LP's financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of financial instruments that possess characteristics similar to both liability and equity instruments. SFAS No. 150 also addresses the classification of certain financial instruments that include an obligation to issue equity shares. On October 29, 2003, the FASB voted to defer, for an indefinite period, the application of the guidance in FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The FASB decided to defer the application of the aspect of Statement 150 until it could consider some of the resulting implementation issues.

8.   COMMITMENTS AND CONTINGENCIES

     LP has guaranteed the $150,000 unsecured senior notes of the Company bearing interest at fixed interest rates ranging from 7.25% to 7.84% and maturing between 2006 and 2012. The interest rate of one series of these senior notes is subject to a 50 basis point increase if the Company does not maintain an investment grade debt rating. LP has also guaranteed a $340,000 unsecured revolving credit facility of the Company, under which $138,000 was outstanding at September 30, 2003. These notes and revolving credit facility have also been guaranteed by most of the Company's wholly-owned subsidiaries.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion should be read in conjunction with LP's unaudited Condensed Financial Statements, including the notes thereto, which are included elsewhere herein and LP's audited Financial Statements and notes thereto for the year ended December 31, 2002 appearing in the Current Report on Form 8-K of the Company filed November 14, 2003. The results of operations for an interim period may not give a true indication of results for the year.

     Unless the context otherwise requires, all references to "we," "our," "us," "IRT Partners," and "LP" in this report refer collectively to IRT L.P.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002.

     Total revenues from rental properties increased by $290,000, or 5.0%, to $6.1 million in 2003 from $5.8 million in 2002 due to an increase in expense recoveries.

     Property operating expenses increased by $65,000, or 3.9%, to $1.7 million for 2003 from $1.7 million in 2002.

     Rental property depreciation and amortization decreased by $183,000, or 18.6%, to $799,000 for 2003 from $982,000 in 2002 due to the restatement of the assets to fair value and allocation between depreciable and non-depreciable assets upon the merger of IRT with the Company.

     Interest expense decreased by $225,000, or 27.6%, to $591,000 for 2003 from $816,000 in 2002 related to the payoff of a mortgage note and amortization of premium on mortgage notes payable of $142,000.

     During 2002, a property was sold and the operations are reflected in income from operations of sold properties. LP recognized a gain on the sale of $2.2 million. There were no dispositions during 2003.

     As a result of the foregoing, net income decreased by $1.6 million, or 34.5%, to $3.0 million for 2003 from $4.6 million in 2002.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002.

     Total revenues from rental properties increased by $283,000, or 1.6%, to $18.3 million in 2003 from $18.0 million in 2002 due to an increase in expense recoveries.

     Property operating expenses increased by $253,000, or 5.0%, to $5.3 million for 2003 from $5.1 million in 2002.

     Rental property depreciation and amortization decreased by $436,000, or 14.8%, to $2.5 million for 2003 from $2.9 million in 2002 related to the restatement of the assets to fair value and allocation between depreciable and non-depreciable assets upon the merger of IRT with the Company.

     Interest expense decreased by $451,000, or 18.8%, to $1.9 million for 2003 from $2.4 million in 2002 related to the payoff of a mortgage note and amortization of premiums on mortgage notes payable of $330,000.

     During 2002, a property was sold and the operations are reflected in income from operations of sold properties. LP recognized a gain on the sale of $2.2 million. There were no dispositions during 2003.

     As a result of the foregoing, net income decreased by $1.2 million, or 12.5%, to $8.6 million for 2003 from $9.8 million in 2002.

CASH FLOWS

     Net cash provided by operating activities of $11.5 million for the nine months ended September 30, 2003 included: (i) net income of $8.6 million, (ii) adjustments for non-cash items which increased cash flow by $2.1 million, and (iii) a net increase in operating assets and liabilities of $842,000, compared to net cash provided by operating activities of $10.8 million for the nine months ended September 30, 2002, which included
(i) net income of $9.8 million, (ii) adjustments for non-cash and gain on sale items which increased cash flow by $811,000, and (iii) a net increase in operating assets and liabilities of $209,000.

     Net cash provided by investing activities of $2.8 million for the nine months ended September 30, 2003 included: (i) capital improvements of $1.2 million offset by proceeds from escrowed funds on sale of properties of $2.9 million and $1.1 million returned to the operating cash accounts. These amounts should be compared to net cash provided by investing activities of $1.8 million for the nine months ended September 30, 2002 which included: (i) the acquisition of one shopping center for $1.9 million and (ii) construction, development and other capital improvements of $3.0 million, offset by proceeds from the sale of one property of $6.5 million.

     Net cash used in financing activities of $15.0 million for the nine months ended June 30, 2003 included: (i) the payoff of one mortgage note for $5.3 million and monthly principal payments on mortgage notes of $1.6 million, (ii) distributions to OP Unit holders of $10.8 million, offset by advances from affiliates of $2.7 million, compared to net cash used by financing activities of $12.3 million for the nine months ended September 30, 2002 which included: (i) net proceeds from issuance of OP Units of $1.9 million, offset by (a) distribution to OP Unit holders of $10.3 million, (b) net advances to affiliates of $3.4 million, (c) principal payments on mortgage notes of $585,000, and (d) other uses of $58,000.

LIQUIDITY AND CAPITAL RESOURCES

     LP's principal demands for liquidity are maintenance expenditures, repairs, property taxes and tenant improvements, leasing costs, debt service and distributions to its OP Unit holders. LP presently expects cash from its operating activities to be the primary source of funds to pay distributions, mortgage note payments and certain capital improvements on LP's properties.

     LP guarantees the Company's indebtness under the Company's unsecured senior debt and unsecured revolving credit facilities.

     LP, through the Company, uses unsecured borrowings for use in meeting capital requirements. As of September 30, 2003, LP had $34.6 million in mortgage notes payable at a weighted average interest rate of 8.4%, which are due in monthly installments with maturity dates ranging from 2006 to 2015.

     As of September 30, 2003, the scheduled amortization and principal payments due on mortgage notes payable are as follows (in thousands):

                                                                        Total
                                Scheduled          Balloon        Principal Balance
             Year              Amortization        Payments        Due at Maturity
    ----------------------    --------------    --------------    ------------------
    2003..................           $   115          $      -              $    115
    2004..................               650                 -                   650
    2005..................               709                 -                   709
    2006..................               771                 -                   771
    2007..................               838                 -                   838
    Thereafter............             5,508            25,964                31,472
                              --------------    --------------    ------------------
        Total.............           $ 8,591          $ 25,964              $ 34,555
                              ==============    ==============    ==================

     Our debt level could subject us to various risks, including the risk that our cash flows will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduced financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt. Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.

     We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash generated from our operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financing arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceeds our existing liquidity, we would be required to seek additional sources of financing. There can be no assurance that any additional financing will be available on acceptable terms or at all, and any future equity financing could be dilutive to existing partners. If adequate funds are not available, our business operations could be materially adversely affected.

INFLATION

     Most of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Such provisions include clauses enabling us to receive percentage rents based on tenant gross sales above predetermined levels, which rents generally increase as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.

     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession, or other adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. The properties are typically anchored by supermarkets, drug stores and other consumer necessity and service retailers which typically offer day-to-day necessities rather than luxury items. These types of tenants, in our experience, generally maintain more consistent sales performance during periods of adverse economic conditions.

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING STATEMENTS

     Certain matters discussed in this Quarterly Report on Form 10-Q contain "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and are not guarantees of future performance.

     All statements other than statements of historical facts are forward-looking statements, and can be identified by the use of forward-looking terminology such as "may," "will," "might," "would," "expect," "anticipate," "estimate," "would," "could," "should," "believe," "intend," "project," "forecast," "target," "plan," or "continue" or the negative of these words or other variations or comparable terminology, are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on those statements, which speak only as of the date of this report.

     Among the factors that could cause actual results to differ materially are:

     o general economic conditions, competition and the supply of and demand for shopping center properties in our markets;

     o    management's   ability  to  successfully  combine  and  integrate  the
          properties and operations of separate companies that we have acquired in the past or may acquire in the future;

     o    interest rate levels and the availability of financing;

     o potential environmental liability and other risks associated with the ownership, development and acquisition of shopping center properties;

     o    risks that tenants will not take or remain in occupancy or pay rent;

     o    greater than anticipated construction or operating costs;

     o    inflationary and other general economic trends;

     o    the effects of hurricanes and other natural disasters; and

     o other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.

          Except for ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     (b)  IRT PARTNERS LP
          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                         ------

         Independent Auditors' Report ...................................    1

         Balance Sheets:
              December 31, 2002 and 2001.................................    2

         Statements of Earnings:
              For the Years Ended December 31, 2002, 2001 and 2000.......    3

         Statements of Changes in Partners' Capital:
              For the Years Ended December 31, 2002, 2001 and 2002 ......    4

         Statements of Cash Flows:
              For the Years Ended December 31, 2002, 2001 and 2000.......    5

         Notes to Financial Statements:
              As of December 31, 2002, 2001 and
              for the years ended December 31, 2002, 2001 and 2000.......    6

INDEPENDENT AUDITORS' REPORT


To IRT Partners L.P.
Atlanta, Georgia

We have audited the accompanying balance sheets of IRT Partners L.P. ("LP") (a Georgia limited partnership) as of December 31, 2002 and 2001, and the related statements of earnings, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the LP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of IRT Partners L.P. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7 to the financial statements, in 2002, LP changed its method of reporting discontinued operations to conform with Statement of Financial Accounting Standards No. 144.

As discussed in Note 9 to the financial statements, on February 12, 2003, IRT Property Company, LP's general partner, merged with and into Equity One, Inc. Accordingly, Equity One, Inc. became the general partner of LP.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 7, 2003

                                IRT PARTNERS L.P.

                                 BALANCE SHEETS
                           December 31, 2002 and 2001
                       (In thousands, except unit amounts)

                                                                            2002             2001
                                                                       ---------------  -------------
ASSETS
    Rental properties..................................................    $ 173,611        $ 172,770
    Accumulated depreciation...........................................      (28,945)         (27,145)
                                                                       -------------    -------------
       Net rental properties...........................................      144,666          145,625

    Cash and cash equivalents..........................................          608              500
    Cash held in escrow................................................        4,033                -
    Advances to affiliate, net.........................................       20,866           18,149
    Prepaid expenses and other assets..................................        2,932            2,599
                                                                       -------------    -------------
       Total assets....................................................    $ 173,105        $ 166,873
                                                                       =============    =============
LIABILITIES & PARTNERS' CAPITAL
Liabilities:
    Mortgage notes payable, net........................................    $  41,476        $  37,464
    Accrued expenses and other liabilities.............................        2,208            2,154
                                                                       -------------    -------------
       Total liabilities...............................................       43,684           39,618

Limited partners' capital interest (815,852 OP Units in 2002
    and 2001, respectively) at redemption value........................        9,684            8,648

Commitments and contingencies (Note 5)

Partners' capital:
    General partner (145,999 and 144,229 OP Units
       in 2002 and 2001, respectively).................................        1,291            1,269

    Limited partner (13,637,773 and 13,462,596 OP Units
       in 2002 and 2001, respectively).................................      118,446          117,338
                                                                       -------------    -------------
       Total partners' capital.........................................      119,737          118,607
                                                                       -------------    -------------

                   Total liabilities and partners' capital ............    $ 173,105        $ 166,873
                                                                       =============    =============

The accompanying notes are an integral part of these balance sheets.

                                IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
              For the Years Ended December 31, 2002, 2001 and 2000
                                 (In thousands)

                                                                      2002           2001          2000
                                                                 ------------   ------------  ------------
Revenues:
    Income from rental properties................................    $ 25,018       $ 21,957      $ 19,091
    Interest income from affiliate...............................         312            417           331
                                                                 ------------   ------------  ------------
       Total revenues............................................      25,330         22,374        19,422
                                                                 ------------   ------------  ------------
Expenses:
    Operating expenses of rental properties......................       6,885          5,950         5,194
    Interest on mortgages........................................       3,212          2,772         2,441
    Depreciation.................................................       3,992          3,658         3,347
    Amortization of deferred financing costs.....................          19              9             -
    General and administrative...................................       1,064          1,050           848
                                                                 ------------   ------------  ------------
       Total expenses............................................      15,172         13,439        11,830
                                                                 ------------   ------------  ------------
     Income from continuing operations before gains on sales of
       properties and discontinued operations....................      10,158          8,935         7,592

Gain on sales of properties and outparcels.......................           -          1,401             -
                                                                 ------------   ------------  ------------
       Income from continuing operations.........................      10,158         10,336         7,592
                                                                 ------------   ------------  ------------
Discontinued Operations..........................................
    Income from discontinued operations..........................         678            870           793
    Gain on sales of properties..................................       4,176              -             -
                                                                 ------------   ------------  ------------
       Income from discontinued operations.......................       4,854            870           793
                                                                 ------------   ------------  ------------
         Net income..............................................    $ 15,012       $ 11,206      $  8,385
                                                                 ============   ============  ============

The accompanying notes are an integral part of these statements.

                                IRT PARTNERS L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              For the Years Ended December 31, 2002, 2001 and 2000
                                 (In thousands)

                                                                                                      Limited
                                                                                        Total        Partners'
                                                        General        Limited        Partners'       Capital
                                                        Partner        Partner         Capital        Interest
                                                     ------------   ------------   ------------    ------------
Balance, December 31, 1999...........................    $  1,041      $  96,693      $  97,734         $ 6,374
Issuance of units....................................         113         11,688         11,801               -
Distributions........................................        (107)        (9,900)       (10,007)           (767)
Net income...........................................          84          7,705          7,789             596
Adjustment to reflect limited partners' capital
   interest..........................................           -           (418)          (418)            418
                                                     ------------   ------------   ------------    ------------
Balance, December 31, 2000...........................       1,131        105,768         106,899          6,621
Issuance of units....................................         147         14,520          14,667              -
Distributions........................................        (121)       (11,250)        (11,371)          (767)
Net income...........................................         112         10,540          10,652            554
Adjustment to reflect limited partners' capital
   interest..........................................           -         (2,240)        (2,240)          2,240
                                                     ------------   ------------   ------------    ------------
Balance, December 31, 2001...........................       1,269        117,338         118,607          8,648
Issuance of units....................................          20          1,926           1,946              -
Distributions........................................        (148)       (13,815)        (13,963)          (829)
Net income...........................................         150         14,031          14,181            831
Adjustment to reflect limited partners' capital
   interest..........................................           -         (1,034)        (1,034)          1,034
                                                     ------------   ------------   ------------    ------------
Balance, December 31, 2002...........................    $  1,291      $ 118,446      $ 119,737         $ 9,684
                                                     ============   ============   ============    ============

The accompanying notes are an integral part of these statements.

                                IRT PARTNERS L.P.

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2002, 2001 and 2000
                                 (In thousands)

                                                                             2002           2001          2000
                                                                         ------------   ------------   ------------
Cash flows from operating activities:
  Net income...........................................................     $  15,012      $  11,206      $   8,385
  Adjustments to reconcile earnings to net cash from operating activities:
    Depreciation.......................................................         4,202          3,895          3,581
    Gain on sale of operating properties...............................        (4,176)        (1,108)             -
    Gain on sale of outparcel..........................................             -           (293)             -
    Straight line rent adjustment......................................          (159)          (189)           (41)
    Amortization of debt costs and discounts...........................            19             10              -
    Changes in assets and liabilities:
     Increase in prepaid expenses and other assets.....................          (135)          (284)           (50)
     Increase in accrued expenses and other liabilities................            43            461          1,038
                                                                         ------------   ------------   ------------
Net cash flows from operating activities...............................        14,806         13,698         10,837
                                                                         ------------   ------------   ------------
Cash flows from (used in) investing activities:
  Additions to operating properties....................................        (5,833)       (17,508)       (13,898)
  Proceeds from sale of operating properties...........................        11,568          6,181              -
  Proceeds from sale of outparcel......................................             -            348              -
  Increase in cash held in escrow......................................        (4,033)             -              -
                                                                         ------------   ------------   ------------
Net cash flows from (used in) investing activities.....................         1,702        (10,979)       (13,898)
                                                                         ------------   ------------   ------------
Cash flows (used in) from financing activities:
  Issuance of units for cash...........................................         1,946         14,667         11,801
  Distributions paid...................................................       (14,792)       (12,138)       (10,774)
  Advances to affiliate................................................        (2,706)       (18,130)             -
  Collection of advances to affiliate..................................             -              -          8,904
  Proceeds from mortgage notes payable.................................             -          7,540              -
  Principal amortization of mortgage notes payable.....................          (790)          (671)          (586)
  Payment of deferred financing costs..................................           (58)          (130)             -
                                                                         ------------   ------------   ------------
Net cash flows (used in) from financing activities.....................       (16,400)        (8,862)         9,345
                                                                         ------------   ------------   ------------
Net increase (decrease) in cash and cash equivalents...................           108         (6,143)         6,284
Cash and cash equivalents at beginning of period.......................           500          6,643            359
                                                                         ------------   ------------   ------------
Cash and cash equivalents at end of period.............................     $     608      $     500      $   6,643
                                                                         ============   ============   ============
Supplemental disclosures of cash flow information:
  Total cash paid for interest.........................................     $   3,184      $   2,745      $   2,445
                                                                         ============   ============   ============

The accompanying notes are an integral part of these statements.

                                IRT PARTNERS L.P.
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2002, 2001, and 2000
                    (Dollars in thousands, except unit data)


1.   Organization and Nature of Operations

     IRT Partners L.P. ("LP"), a Georgia limited partnership formed July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets.

     The Company is the sole general partner of LP and maintains an indirect partnership interest through its wholly owned subsidiary, IRT Management Company ("IRTMC"). The Company initially contributed 20 shopping centers, related assets and cash to LP in exchange for 8,486,217 limited partnership units ("OP Units"). The Company was issued additional OP Units in exchange for cash contributions to fund further acquisition activity. Since the formation of LP, the Company has contributed cash to acquire eight shopping centers and LP has divested eight shopping centers. At December 31, 2002, the Company and IRTMC own approximately 1% and 93.4%, respectively of LP.

     As more fully discussed in Note 9, on February 12, 2003, the Company merged with and into Equity One, Inc., with the Company ceasing to exist as a separate corporate entity. Equity One, Inc. succeeded directly to the interest of IRT Property Company as general partner of LP.

     LP was formed by the Company in order to enhance the Company's acquisition opportunities through a downREIT structure. This structure offers potential sellers the ability to make a tax-deferred sale of their real estate properties in exchange for OP Units of LP. In August 1998, certain unaffiliated persons contributed their interests in three Florida shopping centers in exchange for a total of 815,852 OP Units.

     LP is obligated to redeem each OP Unit held by a person other than the Company, at the request of the holder, for cash equal to the fair market value of a share of the Company's common stock at the time of such redemption, provided that the Company may elect to acquire any such OP Unit presented for redemption for one common share or cash. Such limited partnership interest held by persons unaffiliated with the Company is reflected as "Limited Partners' Capital Interest" in the accompanying balance sheets at the cash redemption amount on the balance sheet dates.

     Federal income tax laws require the Company, as a REIT, to distribute 90% (95% for years prior to 2001) of its ordinary taxable income. LP makes quarterly distributions to holders of OP Units to enable the Company to satisfy this requirement.

     At December 31, 2002, LP owns 23 neighborhood and community shopping centers located in Florida, Tennessee, Georgia and North Carolina. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores, national value retailers and department stores.

2.   Summary of Significant Accounting Policies

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Significant estimates and assumptions within the financial statements include impairment evaluation of operating and development properties and other long-term assets, determination of useful lives of assets subject to depreciation or amortization and valuation adjustments to tenant related accounts. Actual results could differ from those estimates.

Revenue Recognition

     Leases with tenants are accounted for as operating leases. Rental revenue for leases entered into after January 1, 2000 is recognized on a straight-line basis over the initial lease term. Rental revenue for leases entered into prior to January 1, 2000, is accounted for based on contractual rental obligations, which is not materially different from revenue recorded on a straight-line basis to any interim or annual period. Certain tenants are required to pay percentage rents based on their gross sales exceeding specified amounts. This percentage rental revenue is recorded upon collection, which is not materially different from recognizing such percentage rental revenue on an accrual basis. LP receives reimbursements from tenants for real estate taxes, common area maintenance and other recoverable costs. These tenant reimbursements are recognized as revenue in the period the related expense is recorded.

     In addition, LP makes specific valuation adjustments (bad debt reserves) to tenant-related revenue based upon the tenant's credit and business risk.

     Other non-rental revenue is recognized as revenue when earned.

     Gain on sales of real estate assets is recognized at the time title to the asset is transferred to the buyer, subject to the adequacy of the buyer's initial and continuing investment and the assumption by the buyer of all future ownership risks of the property. The gain on sales of operating properties is calculated based on the net carrying value of the property at the time of sale. The net carrying value represents the cost of acquisition, renovation or betterment of the property less the accumulated depreciation of such costs. Gains on sales of operating properties are included in discontinued operations. For gains on outparcel sales, the gain is calculated based on the value assigned to the outparcel lot through specific identification of costs or the relative sales value of the outparcel lot to the entire property.

Rental Properties

     Rental properties are stated at cost less accumulated depreciation. Costs incurred for the acquisition, renovation, and betterment of the properties are capitalized and depreciated over their estimated useful lives. Recurring maintenance and repairs are charged to expense as incurred. Depreciation is computed on a straight-line basis generally for a period of 16 to 40 years for significant improvements and buildings. Tenant improvements are depreciated on a straight-line basis over the life of the related lease.

     The Company periodically evaluates the carrying value of LP's long-lived assets, including operating and development properties, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Impairment is based on whether it is probable that undiscounted future cash flows from each property will be less than its net book value. If an impairment exists, the asset is written down to its estimated fair value and an impairment loss is recognized.

Cash Equivalents and Cash Held in Escrow

     LP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     When appropriate, the Company enters into tax-free exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). As of December 31, 2002, cash was held in escrow pending the execution of such an exchange.

Deferred Leasing Costs

     Internal and external commission costs incurred in obtaining tenant leases are included in prepaid expenses and other assets. The costs are amortized on a straight-line basis over the terms of the related leases. Upon lease cancellation or termination, unamortized costs are charged to operations.

Deferred Financing Costs

     Costs related to loan costs incurred in obtaining long-term financing are included within prepaids and other assets. The costs are capitalized and amortized over the life of the financing on a straight-line basis, which approximates the effective interest method. Upon prepayment, applicable unamortized costs are charged to operations.

Income Taxes

     No federal or state income taxes are reflected in the accompanying financial statements since LP is a partnership and its partners are required to include their respective share of profits and losses in their income tax returns.

Segment Reporting

     In 1998, LP adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement established standards for reporting financial and descriptive information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. LP's chief operating decision maker is the senior management group of the Company.

     LP owns and operates retail shopping centers in the southeastern United States. Such shopping centers generate rental and other revenue through the leasing of shop spaces to a diverse base of tenants. LP evaluates the performance of each of its shopping centers on an individual basis due to specific geographical market demographics and local competitive forces. However, because the shopping centers have generally similar economic characteristics and tenants, the shopping centers have been aggregated into one reportable segment.

Derivative Financial Instruments

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. SFAS No. 133 requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company and LP adopted this statement on January l, 2001. The Company or LP did not hold and has not engaged in transactions using derivative financial instruments. The adoption of this statement did not have a material effect on LP's balance sheets or statements of earnings.

Recent Accounting Pronouncements

     In June 2001, SFAS No. 141, "Business Combinations," was issued. This statement eliminates pooling of interests accounting and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. LP adopted this standard on January 1, 2002 and believes adoption of this standard will not have a significant effect on the LP's financial statements.

     In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued establishing accounting and reporting standards that address how goodwill and intangible assets should be accounted for within the financial statements. The statement requires companies to not amortize goodwill and intangible assets with infinite lives, but to test such assets for impairment on a regular basis. An intangible asset that has a finite life should be amortized over its useful life and evaluated for impairment on a regular basis. This statement is effective for fiscal years beginning after December 15, 2001. LP adopted this standard on January 1, 2002 and believes adoption of this standard will not have a significant effect on LP's financial statements.

     In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued establishing new rules and clarifies implementation issues with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," by allowing a probability weighted cash flow estimation approach to measure the impairment loss of a long-lived asset. The statement also established new standards for accounting for discontinued operations. Transactions that qualify for reporting in discontinued operations include the disposal of a component of an entity's operations that comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The statement is effective for fiscal years beginning after December 15, 2001. LP adopted this standard on January 1, 2002. The disposition of operating properties is reported as discontinued operations.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 had no effect on the financial position and results of operations of LP.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued which nullifies Emerging Issues Task Force
(EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring)." The adoption of SFAS No. 146 had no effect on the financial position and results of operations of LP.

     In December 2002, SFAS 148, "Accounting for Stock-Based Compensations - Transition and Disclosure", was issued which is an amendment of SFAS 123, "Accounting for Stock-Based Compensation." This statement amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This standard had no effect of the financial position and results of operations of LP.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an Interpretation of SFAS No. 5, 57, and 107", and recession of FASB Interpretation No. 34. The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. This interpretation had no effect on the financial position and results of operations of LP.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 clarifies the application of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The application of the majority voting interest requirement in ARB 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve a controlling interest. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003 and to fiscal years beginning after June 15, 2003 for variable interest entities acquired before February 1, 2003. The adoption of FIN No. 46 will not have an impact on LP's financial statements.

Reclassification of Amounts

     Certain prior year amounts in the financial statements have been reclassified to conform to the reporting requirements of discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 7.

3.   Rental Properties

     Buildings and related improvements are depreciated on a straight-line basis for a period of 16 to 40 years. Tenant improvements are depreciated on a straight-line basis over the life of the related lease. Rental properties are comprised of the following:

                                                           December 31,
                                                    -------------------------
                                                       2002           2001
                                                    -----------   -----------
  Land related to building and improvements........  $ 40,468        $ 40,555
  Building and improvements........................   128,628         128,222
  Tenant improvements..............................     4,515           3,993
                                                    -----------   -----------
       Total rental properties.....................   $ 173,611     $ 172,770
                                                    ===========   ===========

     Rental properties acquired in 2002, 2001 and 2000 and disposed in 2002 and 2001 are summarized below. In connection with the acquisition of Parkwest Crossing in 2002, the Company assumed a $4,800, 8.1% mortgage. See Note 7. LP did not dispose of any properties in 2000.

                                        Shopping Center Acquisitions

                                                                                                 Total
   Date                                                Square      Year Built/    % Leased      Initial
 Acquired         Property Name      City, State      Footage       Renovated   at Acquisition    Cost      Cash Paid
---------------------------------------------------------------------------------------------------------------------
                                                    (unaudited)

                                                 2002 Acquisitions
  2/19/02   2Parkwest Crossing       Durham, NC          5,602        1991          100%        $  6,620     $  1,946

                                                 2001 Acquisitions
  4/12/01   Unigold Shopping Center  Orlando, FL       102,985        1987           97%        $  8,000     $  7,903
 11/30/01   Carrollwood Center        Tampa, FL         96,242      1971/1996        85%           6,763        6,763
                                                 -----------------                              --------     --------
                                                       199,227                                  $ 14,763     $ 14,666
                                                 =================                              ========     ========


                                                                                                 Total
   Date                                                Square      Year Built/    % Leased      Initial
 Acquired         Property Name      City, State      Footage       Renovated   at Acquisition    Cost     Cash Paid
---------------------------------------------------------------------------------------------------------------------
                                                     (unaudited)

                                                  2000 Acquisitions
 12/28/00   Pine Ridge Square      Coral Springs, FL   117,399       1986           100%      $ 11,600       $ 11,438


                                        Shopping Center Dispositions
    Date                                                      Square            Sales          Net            Gain
    Sold         Property Name       City, State              Footage           Price        Proceeds         Loss
---------------------------------------------------------------------------  ----------    -----------    -----------
                                                            (unaudited)

                                                  2002 Dispositions

 9/25/02    Forest Hills Centre      Wilson, NC                 74,180           $6,850       $  6,513       $  2,185
 11/14/02   Asheville Plaza          Asheville, NC              49,800              950            950            733
 12/12/02   Lawrence Commons         Lawrenceburg, TN           52,295            4,219          4,029          1,252
                                                             ---------       ----------    -----------    -----------
                                                               176,275         $ 12,019       $ 11,492       $  4,170
                                                             =========       ==========    ===========    ===========

                                                  2001 Dispositions

 4/18/01     Eden Center             Eden, NC                   56,355         $  3,950       $  3,830       $    742
 5/31/01     Chadwick Square         Hendersonville, NC         32,100            2,401          2,351            366
                                                             ---------       ----------    -----------     ----------
                                                                88,455         $  6,351       $  6,181       $  1,108
                                                             =========       ==========    ===========     ==========

(1) Calculation is based upon financial information prior to accounting for discontinued operations under SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 7 for more information.

4.   Mortgage Notes Payable

     Mortgage notes payable are collateralized by various real estate investments having a net carrying value of approximately $66,533 at December 31, 2002. These notes have stated interest rates ranging from 7.02% to 9.1875% and are due in monthly installments with maturity dates ranging from 2006 to 2015.

     In February 2002, the Company assumed a non-recourse, secured loan totaling $4,800 in connection with the acquisition of Parkwest Crossing. The secured loan has a fixed interest rate of 8.1 %. The loan is due and payable September 1, 2010 and the principal amortization is based on a 30-year amortization schedule. Costs associated with assuming the secured loan totaled $56 and are being amortized over the term of the loan.

     In April 2001, LP obtained a non-recourse, secured loan on Pine Ridge Square of $7,540, at a fixed interest rate of 7.02%. The loan is due and payable in ten years and the principal amortization is based on a 30-year amortization schedule. Costs associated with obtaining the secured note totaled $130 and are being amortized over the term of the loan.

    Future principal amortization and balloon payments applicable to mortgage notes payable at December 31, 2002 are as follows:

                               Principal      Balloon
              Year            Amortization    Payments       Total
      ---------------------  -------------   ----------   ---------
      2003.................        $   740      $     -    $    740
      2004.................            801            -         801
      2005.................            872            -         872
      2006.................            813        4,797       5,610
      2007.................            789            -         789
      Thereafter...........          5,518       25,964      31,482
                            --------------   ----------   ---------
                                   $ 9,533    $  30,761      40,294
                            ==============   ==========
      Interest Premium.....                                   1,182
                                                          ---------
                                                          $  41,476
                                                          =========


     The $1,182 of interest premium as of December 31, 2002 relates to the fair value adjustment of the three mortgages assumed from the minority interest in connection with the formation of LP in 1998.

     Based on the borrowing rates currently available to LP for notes with similar terms and maturities, the estimated fair value of mortgage notes payable was approximately $45,818 and $38,796 at December 31, 2002 and 2001, respectively.

5.   Commitments and Contingencies

     LP is not aware of any environmental problems on the properties owned. LP has not obtained phase one environmental surveys on those properties owned and located in North Carolina. Although no assurance can be given that LP's properties will not be affected adversely in the future by environmental problems, LP presently believes that there are no environmental matters that are reasonably likely to have a material adverse effect on LP's financial position.

     LP has guaranteed the bank indebtedness and senior indebtedness of the Company and the following is a description of the Company's indebtedness.

     Effective August 31, 1993, the Company issued $86,250 of 7.3% convertible subordinated debentures due August 15, 2003, none of which are outstanding as of December 31, 2002. In January 2002, the Company redeemed all of the outstanding debentures at par plus accrued interest for $23,110.

     On March 26, 1996, the Company issued $50,000 of 7.45% senior notes. These notes were due April 1, 2001 and were repaid on such date. These senior notes were issued at a discount of $84, which was amortized over the life of the notes on a straight-line basis for financial reporting purposes. Net proceeds from the issuance totaled approximately $49,394. Interest on the 7.45% senior notes was payable semi-annually on April 1 and October 1. Costs associated with the issuance of these senior notes totaled approximately $522 and were amortized over the life of the notes.

     On August 15, 1997, the Company issued $75,000 of 7.25% senior notes due August 15, 2007. These senior notes were issued at a discount of $426, which is being amortized over the life of the notes on a straight-line basis for financial reporting purposes. Net proceeds from the issuance totaled $73,817. Interest on the 7.25% senior notes is payable semi-annually on February 15 and August 15. Costs associated with the issuance of these senior notes totaled approximately $757 and are being amortized over the life of the notes.

     On March 23, 2001, the Company established a Medium Term Note Program (the "MTN Program"), pursuant to the Company's shelf registration statement filed in January 2001. The MTN Program allows the Company, from time to time, to issue and sell up to $100,000 of medium term notes. Medium term notes have a maturity of nine months or more from the date of issuance and are unconditionally guaranteed as to the payment of principal, premium, if any, and interest, if any, by each of LP, IRTMC, and two other subsidiaries of the Company.

     On March 29, 2001, pursuant to the MTN Program, the Company issued $50,000 of 7.77% senior notes due April 1, 2006. Net proceeds from the issuance totaled $49,324. Interest on these senior notes is payable semi-annually on April 1 and October 1. Costs associated with the issuance of these senior notes totaled approximately $676 and are being amortized over the life of the notes.

     On January 23, 2002, pursuant to the MTN Program, the Company issued $25,000 of 7.84% senior unsecured notes due January 23, 2012. Interest on these senior notes is payable semi-annually on January 23 and July 23. Costs associated with the issuance of these senior notes totaled approximately $306 and are being amortized over the life of the notes.

     On November 1, 1999, the Company obtained a $100,000 unsecured revolving loan facility ("Revolving Loan"), with an original maturity date of November 1, 2002. This Revolving Loan replaced the Company's previous credit facility and is led by a different financial institution and further backed by a syndicate of four other financial institutions. Not later than November 1 of each year commencing in 2000, the Company may request to extend the maturity date for an additional 12-month period beyond the existing maturity date. In addition to the new Revolving Loan, the Company secured a $5,000 unsecured swing line, scheduled to mature on October 31, 2000. In October 2000, the Company extended the maturity date of the Revolving Loan and swing line credit facility to November 1, 2003 and the Company secured an option to increase the Revolving Loan at its discretion by $50,000. On May 29, 2002, the Company amended and renewed the existing $100,000 unsecured line of credit, as well as extended the Company's option to expand the line by $50,000, until May 29, 2005.

     Under the Revolving Loan, the Company may elect to pay interest at either the lender's prime, adjusted daily or the LMOR plus the "Applicable Margin" based upon the rating of the senior unsecured debt obligations of the Company. The Applicable Margin ranges from 0.95% to 1.40%. The Applicable Margin prior to the amendment on May 29, 2002 was 1.15%. Effective on the date of the amendment the Applicable Margin decreased to 1.05%. At December 31, 2002, the weighted average interest rate was 2.71% on outstanding borrowings under the Revolving Loan. The terms of the Revolving Loan and swing line credit facility require the Company to pay an annual facility fee equal to 0.2% of the total commitment. The terms also include certain customary operational and financial covenants, which the Company was in compliance with as of December 31, 2002 and 2001.

     Following the execution of the merger agreement with IRT in October 2002 (see Note 9), three IRT shareholders filed three separate purported class action and derivative suits in the Superior Court of Cobb County, State of Georgia, against IRT, IRT's board of directors and the Company alleging claims of breach of fiduciary duty by the defendant directors, unjust enrichment and irreparable harm. The complaints sought declaratory relief, an order enjoining consummation of the merger, and unspecified damages. Although the Georgia court did not grant the plaintiffs the equitable relief requested and permitted the completion of the merger, two of these lawsuits, Greaves v. IRT Property Company, et. al. and Phillips v. IRT Property Company, et. al., are still pending and second amended complaints have been filed in each case and the other was voluntarily dismissed. Management believes there will be no material effect on the L.P.'s financial statements as a result of these suits.

6.   Rental Income

     Leases with tenants are accounted for as operating leases. Certain tenants are required to pay percentage rents based on gross sales exceeding stated amounts. LP receives reimbursements from tenants for real estate taxes, common area maintenance and other recoverable costs. Rents from tenants are summarized as follows:

                                          2002          2001           2000
                                     ------------   ------------   ------------
  Minimum rental income............      $ 18,389       $ 16,864     $   15,112
  Percentage rental income.........           357            339            316
  Other rental income..............         6,272          4,754          3,663
                                     ------------   ------------   ------------
     Total rental income...........      $ 25,018       $ 21,957     $   19,091
                                     ============   ============   ============

     Minimum rents to be received from tenants on noncancellable operating leases for LP's shopping center investments at December 31, 2002 are as follows:

                      Year                  Amount
                  -----------------    -------------
                  2003.............         $ 17,896
                  2004.............           15,837
                  2005.............           13,326
                  2006.............            9,761
                  2007.............            6,864
                  Thereafter.......           33,773
                                       -------------
                                            $ 97,457
                                       =============

7.   Discontinued Operations

     LP adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 requires LP to report in discontinued operations the results of operations of a property that has either been disposed or is classified as held for sale, unless certain conditions are met. SFAS No. 144 further requires LP to reclassify results of operations from a property disposed of or held for sale subsequent to December 31, 2001 as income from discontinued operations during prior reported periods.

     LP classified the results of operations from three properties sold during 2002 as income from discontinued operations for the three years in the period ended December 31, 2002 in the accompanying Statements of Earnings. The effect of the adoption of SFAS No. 144 on the statements of earnings is shown below.

                                                  2002       2001       2000
                                                --------   --------   --------

   Income from rental properties............... $ 1,145    $  1,406   $  1,327
                                                --------   --------   --------
   Operating expenses of rental properties.....     257         299        300
   Depreciation................................     210         237        234
                                                --------   --------   --------
      Total expenses...........................     467         536        534
                                                --------   --------   --------
      Income from discontinued operations...... $   678    $    870   $    793
                                                ========   ========   ========

8.   Related-Party Transactions

     LP advances cash generated by the properties within LP to the Company based on cash flow requirements. Also, in certain instances, the Company advances cash to LP for operating requirements. As of December 31, 2002, LP had advances to the Company of $20,866. During 2002, the Company paid LP approximately $312 in interest from the advances, which bear interest calculated on a monthly basis, at the three-month Treasury bill rate.

9.   Subsequent Events

     On February 12, 2003, Equity One, Inc. and the Company completed the merger transaction pursuant to which the Company merged with and into Equity One, Inc., with the Company ceasing to exist as a separate corporate entity. Following the merger, the Company's stock is no longer separately traded on the New York Stock Exchange or any other exchange and represents only the right to receive merger consideration provided pursuant to the merger agreement. Finally, following the merger, the Company's status as a reporting person under the Securities Exchange Act of 1934 was terminated and it no longer files separate reports with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired. Not applicable

     (b)  Pro Forma Financial Information. Not applicable

     (c)  Exhibits.
          Consent of Deloitte & Touche LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Equity One has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2003                     EQUITY ONE, INC.

                                             By: /s/ Howard M. Sipzner

                                             -------------------------------
                                             Howard M. Sipzner
                                             Chief Financial Officer
                                             EQUITY ONE, INC.

                                INDEX TO EXHIBITS



Exhibit Number        Description of Exhibit
--------------        ----------------------

    23.1              Consent of Deloitte & Touche LLP